INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT, made this 17th day of June, 2025, between PDI Loan Collateral Administrator LLC, a Delaware limited liability company (the “Company”), and Pacific Investment Management Company LLC (“PIMCO”), a Delaware limited liability company, effective as of June 17, 2025 (the “Effective Date”). Capitalized terms not otherwise defined herein have the meanings specified in the Company’s Certificate of Formation and Limited Liability Company Agreement (as amended, restated or otherwise modified from time to time, the “Company’s Governing Documents”).

WHEREAS, the Company has been organized as a wholly-owned subsidiary of PIMCO Dynamic Income Fund, an unincorporated voluntary association with transferable shares of beneficial interest (commonly referred to as a “Massachusetts business trust”) organized under the laws of the Commonwealth of Massachusetts (the “Parent Fund”), in order to effect certain investments on behalf of the Parent Fund consistent with the Parent Fund’s investment objective(s), policies and restrictions; and

WHEREAS, PIMCO is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”); and

WHEREAS, the Company desires to retain PIMCO to render investment advisory and supervisory and administrative services and certain other services hereunder with respect to the Company; and

WHEREAS, PIMCO is willing to furnish investment advisory and supervisory and administrative services and other services, and/or to arrange for such services, in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Appointment. The Company hereby appoints PIMCO to provide the investment advisory services to the Company and to provide or procure the supervisory and administrative services and other services for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. PIMCO accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

2. Duties. PIMCO shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. PIMCO may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies.

3. Investment Advisory Services. (a) PIMCO shall provide to the Company investment guidance and policy direction in connection with the management of the Company, including oral and written research, analysis, advice, and statistical and economic data and information.

Consistent with the investment objective(s), policies and restrictions applicable to the Company, as set forth in the Parent Fund’s Registration Statement filed on Form N-2, as supplemented or amended from time to time, and/or annual and semi-annual shareholder reports (the “Investment Objectives and Policies”), PIMCO will determine the securities and other assets to be purchased or sold or the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Company and will determine what portion of the Company shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

The Company will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of PIMCO. It is understood that PIMCO will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(b) As manager of the assets of the Company, PIMCO shall make investments for the account of the Company in accordance with PIMCO’s best judgment and within the Investment Objectives and Policies, any applicable SEC rules, exemptive relief, no-action letters or other guidance applicable to the Company and applicable Internal Revenue Service rules or other guidance, subject to the Company’s Governing Documents and policy decisions adopted by the Parent Fund.

(c) PIMCO shall furnish to the Parent Fund’s Board of Trustees (the “Parent Board”) reports on the investment performance of the Company and on the performance of PIMCO’s investment advisory obligations under this Agreement and such additional reports and information as the Parent Board shall reasonably request.

(d) On occasions when PIMCO deems the purchase or sale of a security or other investment to be in the best interest of the Company as well as other of its clients, PIMCO, to the extent permitted by applicable law, may, but shall not be obligated to, aggregate the securities or other investments to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions or other transaction costs, if any. PIMCO may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIMCO in the manner it considers to be equitable and consistent with its fiduciary obligations to the Company and to such other clients.

(e) PIMCO may cause the Company to pay a broker that provides brokerage and research services to PIMCO a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless PIMCO determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or PIMCO’s overall responsibilities to the Company and any of PIMCO’s clients.

(f) PIMCO may itself, or may cause the Company to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, PIMCO may represent the Company on a creditors’ (or similar) committee.

(g) PIMCO shall have sole authority to exercise whatever powers the Company may possess with respect to any of the assets of the Company, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

(h) PIMCO is authorized to enter into agreements and execute and deliver any documents on behalf of the Company, including those required to make investments on behalf of the Company.

4. Supervisory and Administrative Services. Subject to the general supervision of the Parent Fund, PIMCO shall provide or cause to be furnished all supervisory and administrative services and other services reasonably necessary for the operation of the Company, but not including underwriting or distribution services, if any.

(a) The supervisory and administrative services to be provided by PIMCO shall include the following for the Company:

(i) PIMCO shall supervise and coordinate matters relating to the operation of the Company, including any necessary coordination among any custodian and recordkeeping agent, transfer agent, dividend disbursement agent (including pricing and valuation of the Company), accountants, attorneys, auction agents, and other parties performing services or operational functions for the Company. In connection with the supervision of the pricing and valuation of the Company, PIMCO shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; and monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for the interests in the Company, if applicable.

(ii) PIMCO shall provide, or cause a third party that is either affiliated or unaffiliated with PIMCO or the Company (in either case, a “third party”) to provide, the Company, at PIMCO’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective supervision and administration of the Company as contemplated in this Agreement as well as provide, or cause a third party to provide, the Company, at PIMCO’s expense, with the services of a sufficient number of persons competent to perform such supervisory and administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws.

(iii) PIMCO shall maintain or supervise the maintenance by third parties of such books and records of the Company as may be required by applicable federal, state or foreign law.

(iv) PIMCO shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Company required by applicable law.

(v) PIMCO or an appointed third party shall prepare and arrange for the filing of any such registration statement and other documents with the SEC and other federal, state and foreign or other regulatory authorities, securities exchanges, and self-regulatory organizations as may be required to qualify the Company to do business or as otherwise required by applicable law. PIMCO shall maintain systems necessary to provide or procure required disclosure in the Parent Fund’s registration statements, shareholder reports, proxy statements, reports to securities exchanges and similar regulatory documents, and Company proxy voting information.

(vi) PIMCO shall take, or cause a third party to take, such other action with respect to the Company as may be required by applicable U.S. and foreign law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, state securities commissions and other governmental and regulatory agencies.

(b) Other Services. PIMCO shall also procure on behalf of the Company, to the extent necessary, and at the expense of PIMCO, the following persons to provide services to the Company: (i) a custodian or custodians for the Company to provide for the safekeeping of the Company’s assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Company; (iii) a transfer agent for the Company; and (iv) a dividend disbursing agent or registrar for the Company. The Company, the Parent Fund and/or PIMCO may be a party to any agreement with any of the persons referred to in this Section 4(b).

(c) Personnel. PIMCO shall also make its officers and employees available to the Parent Fund and the Parent Board and officers for consultation and discussions regarding the supervision and administration of the Company and services provided to the Company under this Agreement.

(d) Standards; Reports. In performing these supervisory and administrative services, PIMCO, with respect to the Company:

(i) shall conform with the applicable provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), with the Advisers Act, with all other applicable federal, state and foreign laws and regulations, with all applicable rules and regulations of securities exchanges on which the Parent Fund’s shares are listed for trading, if any, with any applicable procedures adopted by the Parent Board, and, to the extent then currently applicable, with the provisions of the Parent Fund’s Registration Statement filed on Form N-2 as supplemented or amended from time to time;

(ii) will make available to the Company, promptly upon request, any of the Company’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with PIMCO’s services under this Agreement that may be requested in order to ascertain whether the operations of the Company are being conducted in a manner consistent with applicable laws and regulations; and

(iii) will regularly report to the Parent Fund on the supervisory and administrative services provided under this Agreement and will furnish the Parent Fund with respect to the Company such periodic and special reports as the Parent Fund may reasonably request.

5. Attorney in Fact. The Company hereby appoints PIMCO, acting with the standard of care owed under this Agreement, as its attorney in fact with full power of substitution to pursue on behalf of the Company any claim, recovery, restitution, or similar action or relief (each, a “Claim”) related to or concerning the Company or any Company asset, holding, trade, trade settlement, cash or account of any type, against any counterparty or similar party, or any Claim related to PIMCO’s services to the Company, including, without limitation, any bankruptcy, insolvency or similar action or proceeding; provided, however, that PIMCO shall obtain approval from the Parent Fund before taking any further actions in pursuit of a Claim which results in substantial costs to the Company.

6. Compensation. The Company will not pay PIMCO any compensation in consideration of the services rendered pursuant to this Agreement.

7. Allocation of Expenses. During the term of this Agreement, PIMCO will pay all expenses incurred by it in connection with its obligations under this Agreement with respect to the Company, except such expenses as are assumed by the Company or the Parent Fund, on behalf of the Company, under this Agreement. PIMCO may also, in its sole discretion, bear any expenses that would otherwise be borne by the Company or the Parent Fund, on behalf of the Company, under this Agreement. PIMCO assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies, including stationary, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website. In addition, PIMCO shall bear the following expenses under this Agreement with respect to the Company:

(a) Expenses of all audits by the Company’s independent public accountants;

(b) Expenses of the Company’s transfer agent, registrar, dividend disbursing agent and recordkeeping agent, if any;

(c) Expenses of the Company’s custodial services, including any recordkeeping services provided by the custodian;

(d) Expenses of obtaining quotations for calculating the value of the Company’s net assets;

(e) Expenses of maintaining the Company’s tax records;

(f) Costs and/or fees, including legal fees, incident to the filing of reports with regulatory bodies and the maintenance of the Company’s existence and qualification to do business;

(g) The Company’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware limited liability company; and

(h) The Company’s insurance premiums.

Except as otherwise agreed in writing, the Company shall bear the following expenses:

(a) Salaries and other compensation or expenses, including travel expenses, of any of the Company’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of PIMCO or its subsidiaries or affiliates;

(b) Taxes and governmental fees, if any, levied against the Company;

(c) Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Company (including, without limitation, (i) fees and expenses of outside legal counsel or third party service providers, agents, operating partners, insurers or third party consultants retained in connection with insuring, reviewing, negotiating and structuring, acquiring, disposing of and/or terminating specialized loans and other investments made by the Company, (ii) any costs associated with originating loans, asset securitizations, alternative lending-related strategies, and (iii) so-called “broken-deal costs” (e.g., fees, costs, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities, with respect to unconsummated investments). For these purposes, it is understood that “portfolio transaction expenses” shall be interpreted broadly to include, by way of example and without limitation, any expenses relating to the Company’s investments in commercial and residential real estate, including land, for-sale and for-rent housing, office, hotel, retail and industrial investments, and/or any other expenses incurred by a direct or indirect portfolio investment of the Company, such as expenses paid directly by a portfolio investment and other expenses that are capitalized or otherwise embedded into the cost basis of a portfolio investment, subject to specific or general authorization by the Parent Fund;

(d) Expenses of the Company’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

(e) Costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Company of reverse repurchase agreements, dollar rolls/buy backs, bank borrowings, credit facilities and tender option bonds;

(f) Costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to ratings agencies and fees to auditors associated with satisfying ratings agency requirements for preferred shares or other securities issued by the Company and other related requirements in the Company’s organizational documents) associated with the Company’s issuance, offering, redemption and maintenance of preferred shares, commercial paper or other instruments (such as the use of reverse repurchase agreements, dollar rolls / buy backs, bank borrowings, credit facilities and tender option bonds) for the purpose of incurring leverage;

(g) Fees and expenses of any underlying funds or other pooled vehicles in which the Company invests (except as otherwise agreed to between PIMCO and any such fund or vehicle);

(h) Dividend and interest expenses on short positions taken by the Company;

(i) Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of directors of the Company who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates;

(j) Extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Company to indemnify its directors, officers, employees, shareholders, distributors, and agents with respect thereto;

(k) Organizational and offering expenses of the Company; and

(l) Expenses of the Company which are capitalized in accordance with generally accepted accounting principles.

Without limiting the generality or scope of the foregoing, it is understood that the Company may bear expenses under this Section 8 either directly or indirectly through contracts or arrangements with PIMCO or an affiliated or unaffiliated third party.

9. Effectiveness, Termination and Amendment. (a) This Agreement shall take effect with respect to the Company as of the close of business on the Effective Date and shall remain in effect, unless sooner terminated as provided herein, until the earlier of two years from the Effective Date or such earlier date as determined by resolution of the Parent Board, and shall continue thereafter on an annual basis with respect to the Company; provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company or by the Parent Board; and (ii) by the vote, cast at a meeting called for such purpose, of a majority of the Trustees of the Parent Board who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party and who have no direct or indirect financial interest in the operation of this Agreement.

(b) This Agreement may be terminated, with respect to the Company, at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company, or by a vote of a majority of the entire Parent Board, on 60 days’ written notice to PIMCO, or by PIMCO on 60 days’ written notice to the Company. This Agreement shall terminate automatically in the event (i) of its assignment (as defined in the 1940 Act) or (ii) of the termination of the investment management agreement between the Parent Fund and PIMCO. No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10. Liability. PIMCO shall give the Company the benefit of PIMCO’s best judgment and efforts in rendering services under this Agreement. PIMCO may rely on information reasonably believed by it to be accurate and reliable. As an inducement for PIMCO’s undertaking to render services under this Agreement, the Company agrees that neither PIMCO nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of PIMCO’s duties, or by reason of reckless disregard of PIMCO’s obligations and duties under this Agreement. This provision shall govern only the liability to the Company of PIMCO and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Company or PIMCO or provide a defense for any other person including persons that provide services for the Company as described in this Agreement.

11. Non-Exclusivity. The services of PIMCO to the Company under this Agreement are not to be deemed exclusive as to PIMCO and PIMCO will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform PIMCO’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of PIMCO, or any affiliate of PIMCO, or any employee of PIMCO, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

12. Independent Contractor. PIMCO shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Parent Fund from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed its agent.

13. Use of Name. It is understood that the names “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by PIMCO and its affiliates are the valuable property of PIMCO and its affiliates, and that the Company may use such names (or derivatives or logos) only as permitted by PIMCO.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

15. Miscellaneous. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder to the extent any of such laws applies to the Company.

(a) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(b) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(c) No person other than the Company and PIMCO is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Company (including without limitation any shareholder of the Parent Fund) any direct, indirect, derivative, or other rights against PIMCO, or (ii) create or give rise to any duty or obligation on the part of PIMCO (including without limitation any fiduciary duty) to any person other than the Company, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

16. A copy of the Amended and Restated Agreement and Declaration of Trust of the Parent Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Parent Fund by an officer of the Parent Fund as an officer and not individually and that the obligations imposed on the Parent Fund by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Parent Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their authorized persons designated below on the day and year first above written.

PIMCO DYNAMIC INCOME FUND, For and on behalf of PDI Loan Collateral Administrator LLC
By:	/s/ Joshua D. Ratner
Name: Joshua D. Ratner
Title: President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Name: Peter G. Strelow
Title: Managing Director